                               EXHIBIT 23(b)(ii)

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for the registration of 3,450,000 shares of its common stock to be issued pursuant to its proposed merger with MarTex Bancshares, Inc. and to the incorporation by reference therein of our report dated January 13, 1998, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                /s/ ERNST & YOUNG LLP
                                    Ernst & Young LLP

New Orleans, Louisiana
February 1, 1999